Exhibit 99.17

JOINT FILING AGREEMENT

Jean S. Trager and Jean S. Trager Trust, a Kentucky trust, each hereby agree, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, that the Schedule 13D filed herewith, and any amendments thereto, relating to the shares of Class A Common Stock of Republic Bancorp, Inc. is, and will be, jointly filed on behalf of each such person and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.  In evidence thereof, the undersigned hereby executes this Agreement as of the date set forth below.

Date: August 17, 2020	/s/ Jean S. Trager
Jean S. Trager

JEAN S. TRAGER TRUST

Date: August 17, 2020	By:	/s/ Jean S. Trager
Jean S. Trager